Exhibit 10.15

333 South Wabash, 40-South, Chicago, IL 60604	Thomas Pontarelli
August 25,2009 Mr. Timothy Szerlong	Executive Vice President & Chief Administration Officer Telephone 312-822-5291 Facsimile 312-817-4030 e-Mail thomas.pontarelli@cna.com
Dear Tim:
I am pleased to confirm our offer of employment with Continental Casualty Company (“CNA” or “Company”). The following is a summary of the terms of the offer.

1.
We are offering you the position of President, Worldwide Field Operations reporting to Tom Motamed, Chairman and Chief Executive Officer (“CEO”) of CNA. Your semi-monthly salary will be $25,000, which is $600,000 on an annualized basis. Your first day of employment will be September 8, 2009, unless we mutually agree to an earlier date.

2.	CNA will provide you with a new hire bonus of $500,000 (the “New Hire Bonus”), in order to compensate you for the forfeited equity compensation from your previous employment.
The New Hire Bonus of $500,000 will be paid in three installments: the first payment, $200,000, will be paid within 45 days after your first day of employment; the second payment, $150,000, will be paid to you approximately one year after your start date; and the final payment, $150,000 will be paid to you approximately two years after your start date. You must be employed at the time of each payment in order to be eligible to receive the payment (except as otherwise provided in section 7), and all payments are less applicable withholding taxes. Payment of the $500,000 New Hire Bonus (and the Additional New Hire Bonus described in section 3 below) requires that you review, sign, and return to me the enclosed New Hire Bonus Payback Agreement.

3.
In addition to the New Hire Bonus, if your prior employer prohibits you within five years after your start date, pursuant to the terms of Chubb’s long-term incentive plan, from exercising any stock options or you forfeit or are required to repay any earned shares which you would have otherwise been entitled to exercise or receive but for the fact you accepted employment with CNA, CNA will pay you an additional amount equal to the value of such forfeited equity compensation up to a maximum of $700,000 (the “Additional New Hire Bonus”). In order to receive the Additional New Hire Bonus, you must provide the company with written documentation from your prior employer of each forfeiture of equity compensation, and the company will pay you an amount equal to the amount so forfeited within sixty days of receipt of such documentation, up to the maximum amount of $700,000. You must be employed at the time of each payment in order to be eligible to receive the payment (except as otherwise provided in section 7), and all payments are less applicable withholding taxes.

www.cna.com

4.
In addition to your base salary, you will be eligible to participate in the CNA Annual Incentive Plan and the Corporate Long-Term Incentive Compensation Plan as provided by the terms in the plan documents.

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CNA Annual Incentive Plan - You will be eligible to participate in the CNA Annual Incentive Plan. Your annual incentive target will be 100% of your annual base salary. Payouts occur in March of the year following the performance period and could range from 0%-200% of your incentive target depending on performance and business results. You must be an active employee through the date of payment to receive this bonus. Lastly, we have agreed for the 2009 performance year only, to guarantee your annual bonus at target $600,000 less any 2009 performance year annual bonus amount that you receive from your prior employer, payable in March 2010, provided you are actively employed at the time of payout.

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Corporate Long-Term Incentive Compensation Plan - You will be eligible to participate in the Long-Term Incentive Compensation Plan effective as of your date of hire. Your LTI cash target will be 20% of your year-end base salary over a three-year performance cycle, prorated based on your hire date. Payouts could range from 0-200% of target, depending upon CNA’s overall business results as determined by the Compensation Committee of the CNA Financial Corporation (“CNAF”) Board of Directors in its sole discretion.

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Subject to the approval of the Compensation Committee of the CNAF Board of Directors at its October 2009 meeting, you will be awarded a special sign-on grant of 10,000 stock appreciation rights (SARs) of CNAF common stock. The date of grant for this special award shall be the approval date of the award. In addition, beginning in 2010 and going forward, you will be awarded a minimum grant of 10,000 SARs (or equivalent) of CNAF common stock, subject to Compensation Committee approval.

We continue to assess our executive compensation plans to ensure they are market competitive and designed to support achievement of CNA’s overall objectives. As a result, we expect to make enhancements to the LTI plan for 2010 and beyond. While not yet finalized and approved, we anticipate that the LTI enhancements will provide you with a combined LTI target opportunity (cash and equity) of no less than 20% cash and a minimum of 10,000 SARs and will be commensurate with your position.
All of the foregoing incentive compensation terms are subject to the provisions of the applicable Plan.
5.    This position provides you with several executive perquisites, including:

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Club Allowance - If you join a club or multiple clubs of your choice depending upon business needs and your interest, CNA will reimburse you for the one-time initiation fee (or fees) up to a maximum of $8,000, as well as the annual dues and assessments up to $8,000 for each fiscal year (November 1-October 31). This amount is the maximum that will be reimbursed for all clubs in a fiscal year. All club allowance reimbursements will be treated as imputed taxable income.

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Tax Preparation Service - You will be eligible to use the annual tax preparation services of our company-designated tax provider, Topel Forman, LLC for tax year 2009. Your actual tax preparation expenses for tax year 2009 will be treated as taxable imputed income.

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Executive Physical Exam Program - You will be eligible to participate in the Executive Health and Wellness Program administered by Northwestern Memorial Physicians Group (NMPG) through their Center for Partnership Medicine or through your own physician. CNA will pay for the cost of this physical exam and related tests. This perquisite is provided on a tax-free basis.

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Vacation - CNA does not have a formal vacation policy for Senior Officers of the company, however, you are encouraged to take time off for rest, travel and recreation. The company realizes your responsibility for meeting corporate objectives and that you will work with the CEO to schedule your time off around business needs. Since there is not a formal vacation policy applicable to you, you will not accrue vacation time.

6.
In addition to executive perquisites, you will enjoy a complement of benefits as provided for under CNA policy, including first day coverage for life, health, dental, vision and disability coverage. As a new employee, you will be immediately eligible to participate in the CNA Savings and Capital Accumulation Plan (S-CAP) and CNA Supplemental Executive Savings and Capital Accumulation Plan (SES-CAP) through a combination of your own and company contributions. The SES-CAP is a non-qualified retirement plan that allows you to continue to receive contributions that may be restricted under the S-CAP due to certain Internal Revenue Code limits.

Between the CNA S-CAP and SES-CAP plans, CNA will make a total fixed 5% employer basic contribution on your behalf using your base salary and bonus each pay period. You will be eligible to elect to make contributions of up to 20% of your base pay and CNA will match the first 6% of your contributions at a rate of 70% (for your initial year of employment, you will receive 50% of the company match). In addition, depending on CNA’s performance, you may receive discretionary performance contributions of up to 2% of pay (base salary plus bonus) as well as a variable match contribution of up to 80% of the first 6% you contributed in the prior year.

The following example is for illustrative purposes only and is not intended to be a guarantee of any future company contributions. Assuming:

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•	Annual base salary of $600,000; and

•	Annual target bonus of 100% of base salary; and

•	Target company performance; and

•	Employee contributions by you of at least 6%;

you would receive contributions (on an annualized basis) in the amount of $60,000 as Employer Basic, $25,200 as Company Match, $12,000 as Performance (1%) and $14,400 as variable match (40% on the first 6% you contributed). Again, this hypothetical example is provided for illustrative purposes only. The actual amount of both your contributions and any company contributions will be determined at the appropriate time, and pursuant to the terms of the applicable plans, after your employment with CNA begins.

7.
In the event your employment with CNA is terminated for Convenience (as the term “Convenience” is defined in the attached Exhibit A) within five years of your date of hire, you will receive the following:

(a)	Separation Pay equal to the sum of (i) 12 months of your base salary plus target annual bonus in effect at the time of your termination, plus (ii) an additional amount, designed to compensate you for forfeited pension benefits you might have received from your previous employer, as follows

•	$1,750,000 if your employment terminates before the first anniversary of your start date

•	$1,400,000 if your employment terminates on or after the first anniversary but prior to the second anniversary of your start date

•	$1,050,000 if your employment terminates on or after the second anniversary but prior to the third anniversary of your start date

•	$700,000 if your employment terminates on or after the third anniversary but prior to the fourth anniversary of your start date

•	$350,000 if your employment terminates on or after the fourth anniversary but prior to the fifth anniversary of your start date

The Separation Pay will be in lieu of any severance pay benefits to which you might otherwise be entitled under the terms of the CNA Severance Pay Plan. The Separation Pay will be paid, less applicable tax withholding, in a lump sum within sixty days after your termination of employment. After you have attained your five year service anniversary, this foregoing offer of Separation Pay will no longer apply and your eligibility for severance pay benefits, if any, will be governed solely pursuant to the terms of the CNA Severance Pay Plan in effect after that time.

(a)
Any portion of the New Hire Bonus not paid to you prior to your termination of employment will be paid in a lump sum, less applicable tax withholding, within sixty (60) days following your termination of employment for Convenience, and you will not be obligated to repay any portion of the New Hire Bonus previously paid to you.

(b)
Any portion of the Additional New Hire Bonus with respect to which you had submitted the written documentation prior to your termination for Convenience will be paid in accordance with section 3 despite your termination, and you will not be obligated to repay any portion of the Additional New Hire Bonus previously paid to you. In addition, if you forfeit additional equity compensation from your prior employer after your termination of employment, but prior to the fifth anniversary of your start date, you may submit the written documentation of such forfeiture to the company and any remaining portion of the Additional New Hire Bonus to which you may be entitled by reason of such forfeitures will be paid to you, less applicable tax withholding, on the later of the fifth anniversary of your start date or the first business day that is more than six months after your termination of employment.

In order to receive the benefits to which you are entitled upon termination of your employment for Convenience pursuant to this section 7, you will be required to execute and not revoke a general release and settlement agreement as provided by the Company.

8.
It is the understanding and intention of the Company that any New Hire Bonus, Additional New Hire Bonus and Separation Pay that might be paid to you pursuant to the terms of this letter agreement are exempt from the rules applicable to deferred compensation under §409A of the Internal Revenue Code as short-term deferrals (except for any portion of the Additional New Hire Bonus based upon forfeitures occurring after your termination of employment, which is intended to be paid in a manner that satisfies the requirements of §409A), and to the maximum extent possible the letter agreement shall be interpreted and administered in accordance with that understanding, or in accordance with §409A to the extent it is determined that any payment is subject to §409A. However, the Company does not guaranty that such payments, or an other payments pursuant to this letter agreement, will not be subject to §409A, and in no event will the Company have any liability for payment of any penalty that may be imposed on you under §409A.

9.	This offer of employment is contingent upon your successful completion of our hiring process, which includes:

•	Verification of the information provided on the CNA employment application that you completed;

•	References;

•	Your agreement with and signing of CNA’s Confidentiality, Computer Responsibility and Professional Certification Agreement;

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Completing, on your first day of employment, the procedures required by federal law for pre-employment verification of your identity and authorization to work in the United States. You must bring the required identification and employment authorization documentation with you on your start date; failure to do so may result in delay or suspension of your employment;

•	Successful completion of CNA’s drug screening process;

•	Successful completion of CNA’s Conflict of Interest questionnaire;

•	Your agreement to participate in the direct deposit payroll program;

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As a condition of your employment at CNA, you agree, to the fullest extent allowed by law, that for a period of 12 months following the end of your employment with CNA, you will not employ or solicit for employment, either directly or indirectly, any person who is or was an employee of CNA during that 12 month period.

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You agree and acknowledge that you are not subject to any restrictive covenants under the terms of any prior employment that will affect your ability to perform your position here at CNA other than those already disclosed by you in your current employer’s Long-Term Stock Incentive Plan equity award agreements (e.g., Performance Share Award Agreement, and Restricted Stock Unit Agreement), examples of which you have shared with CNA.

It is also expected that you will neither bring with you to your employment at CNA, nor use during your employment with CNA, any confidential and/or proprietary information from, or belonging to, another employer.
This offer letter supersedes all other written and verbal discussions you may have had relating to the terms and conditions of employment with CNA.

Neither this document nor any other company procedures and communications are intended or should be understood as a promise or guarantee of future or continued employment or benefits. CNA and CNA employees recognize their mutual right to end their employment relationship at any time and acknowledge that such relationship is one of employment at will. No representative of CNA has authority to make any agreement contrary to this employment at will statement.
Tim, we are very excited about the prospect of you joining the CNA senior management team. If you should have any questions, please feel free to contact me at (312) 822-5291.
We look forward to working together with you to continue to build this organization.
Regards,

CNA:

/s/ Tom Pontarelli    _________________________ __ August 25, 2009__
Tom Pontarelli                      Date

Accepted and agreed:

/s/ Timothy Szerlong______________________________         August 26, 2009__
    Timothy Szerlong Date

Exhibit A
DEFINITIONS
Cause - means termination of your employment if in the judgment of the Company’s Chief Executive Officer you

i)	breach this agreement or any other written agreement between you and the Company;

ii)
take any action or fail to act in any manner that constitutes misconduct, willful malfeasance or gross negligence, or involves fraudulent, dishonest, or unethical conduct with respect to your work for the Company;

iii)	violate any law or regulation applicable to your work for the Company, or you violate in any material respect any written policy or procedure of the Company; or

iv)	engage in conduct that results in adverse publicity or harm to the business or reputation of the Company.
Convenience - means involuntary termination of your employment for a reason other than death, disability or Cause.

New Hire Bonus Payback Agreement
In the event that your employment with Continental Casualty Company (hereinafter referred to as “Company”) terminates voluntarily, or involuntarily for cause 1, you agree to repay, within 30 days of termination, any New Hire Bonus or Additional New Hire Bonus paid to you during the 12 months immediately preceding your termination date.

The New Hire Bonus will be paid in three installments as follows:

$200,000 will be paid within 45 days of your first day of employment; the second payment $150,000 will be paid approximately 12 months following your first day of employment; the third payment of $150,000 will be paid approximately 24 months following your first day of employment.

However, as per your employment offer letter dated August 25, 2009, you may also be entitled to receive an Additional New Hire Bonus up to a maximum of $700,000 due to forfeited equity compensation from your prior employer. Such Additional New Hire Bonus will be paid to you as you produce written documentation of your forfeiture of specific grants of equity compensation. (For purposes of the remainder of this Agreement the term “New Hire Bonus” shall include any Additional New Hire Bonus paid during your employment).

You are required to sign this Agreement before you can receive your New Hire Bonus. Your signature acknowledges, among other things, that you will be paid at minimum the gross amount of $500,000 up to a maximum gross amount of $1,200,000 (based on the terms outlined in your employment offer letter dated August 25, 2009) as a New Hire Bonus and that you agree to refund to the Company any New Hire Bonus paid to you under the terms of this Agreement.

If repayment of the New Hire Bonus or any portion thereof occurs within the same calendar year in which you were paid the New Hire Bonus, you will be responsible for repaying the net payment amount (i.e. gross payment less taxes). If repayment of the New Hire Bonus or any portion thereof occurs after the end of the calendar year in which you were paid the New Hire Bonus, you will be responsible for repaying the gross payment amount. If your employment is terminated voluntarily or involuntarily for cause, you consent to the deduction of all of the money owed by you under this Agreement from any money due you from the Company upon termination of your employment.

You agree that nothing in this Agreement shall be considered to be a guarantee or contract of employment for any period of time. The Company and its employees recognize their respective right to end the employment relationship at any time, and acknowledge that such relationship is one of employment at will.

Timothy Szerlong
Employee’s/Applicant’s Name (Please print)

/s/ Timothy Szerlong____________________________ Date: August 26, 2009
Employee’s/Applicant’s signature

cc: Home Office/31S HRConnect

The term “cause” is defined for purposes of this New Hire Bonus Payback Agreement, as conduct on your part which the Company determines to be fraudulent or unlawful, willful malfeasance or gross negligence, conduct inconsistent with the dignity and character of an employee of the Company or a material violation of the Company’s Code of Professional Conduct or human resources policies